EXHIBIT 99.1

[EXCERPT FROM KB HOME PRESS RELEASE DATED JANUARY 16, 2003]

KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2002 and 2001
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months

	2002	2001	2002	2001

Total revenues	$5,030,816	$4,574,184	$1,682,528	$1,450,861

Construction:
Revenues	4,938,894	4,501,715	1,656,312	1,426,419
Costs and expenses	(4,485,977)	(4,149,399)	(1,472,581)	(1,291,341)

Operating income	452,917	352,316	183,731	135,078
Interest income	4,173	3,559	762	913
Interest expense, net of amounts capitalized	(32,730)	(41,072)	(10,045)	(10,349)
Minority interests	(16,994)	(27,932)	(8,405)	(7,658)
Equity in pretax of unconsolidated joint ventures	4,378	3,875	772	1,494

Construction pretax income	411,744	290,746	166,815	119,478

Mortgage banking:
Revenues:
Interest income	22,578	21,935	5,439	6,073
Other	69,344	50,534	20,777	18,369

	91,922	72,469	26,216	24,442
Expenses:
Interest	(11,467)	(18,436)	(2,955)	(3,984)
General and administrative	(22,949)	(20,262)	(5,344)	(5,928)

Mortgage banking pretax income	57,506	33,771	17,917	14,530

Total pretax income	469,250	324,517	184,732	134,008
Income taxes	(154,900)	(110,300)	(61,000)	(45,500)

Net income	$314,350	$214,217	$123,732	$88,508

Basic earnings per share	$7.57	$5.72	$3.09	$2.10

Diluted earnings per share	$7.15	$5.50	$2.92	$2.03

Basic average shares outstanding	41,511	37,465	40,008	42,188

Diluted average shares outstanding	43,954	38,919	42,306	43,500

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	August 31,	November 30,
	2002	2002	2001

ASSETS
Construction:
Cash and cash equivalents	$309,434	$96,639	$266,195
Receivables	403,957	367,707	437,043
Inventories	2,173,497	2,199,884	1,884,761
Investments in unconsolidated joint ventures	21,023	8,935	8,844
Deferred income taxes	178,022	119,667	118,584
Goodwill	194,614	194,163	190,785
Other assets	110,887	102,764	77,310

	3,391,434	3,089,759	2,983,522

Mortgage banking:
Cash and cash equivalents	20,551	24,240	15,138
Receivables	599,569	483,257	686,403
Other assets	13,986	15,450	7,803

	634,106	522,947	709,344

Total assets	$4,025,540	$3,612,706	$3,692,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction:
Accounts payable	$487,237	$427,565	$446,279
Accrued expenses and other liabilities	466,876	354,646	351,144
Mortgages and notes payable	1,167,053	1,174,968	1,088,615

	2,121,166	1,957,179	1,886,038

Mortgage banking:
Accounts payable and accrued expenses	34,104	48,945	33,289
Notes payable	507,574	396,281	595,035
Collateralized mortgage obligations secured by mortgage-backed securities	14,079	16,523	22,359

	555,757	461,749	650,683

Minority interests	74,266	65,612	63,664
Stockholders’ equity	1,274,351	1,128,166	1,092,481

Total liabilities and stockholders’ equity	$4,025,540	$3,612,706	$3,692,866

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2002 and 2001

	Twelve Months		Three Months

	2002	2001	2002	2001

Construction Revenues:
Housing	$4,855,854	$4,367,001	$1,601,954	$1,397,061
Commercial	43,802	69,888	17,974	16,298
Land	39,238	64,826	36,384	13,060

Total	$4,938,894	$4,501,715	$1,656,312	$1,426,419

	Twelve Months		Three Months

	2002	2001	2002	2001

Costs and Expenses:
Construction and land costs	$3,890,243	$3,612,936	$1,286,735	$1,132,447
Selling, general and administrative expenses	595,734	536,463	185,846	158,894

Total	$4,485,977	$4,149,399	$1,472,581	$1,291,341

	Twelve Months		Three Months

	2002	2001	2002	2001

Average Sales Prices:
West Coast	$318,300	$283,100	$337,100	$286,300
Southwest	169,400	157,600	165,800	161,000
Central	148,100	140,700	152,600	146,100
France	161,000	146,300	172,200	146,500

Total	$190,800	$178,000	$202,000	$178,800

	Twelve Months		Three Months

	2002	2001	2002	2001

Unit Deliveries:
West Coast	5,344	5,550	1,860	1,628
Southwest	6,037	6,238	1,805	1,797
Central	10,284	9,368	3,026	3,069
France	3,787	3,382	1,241	1,320

Total	25,452	24,538	7,932	7,814

Unconsolidated Joint Ventures:	113	330	—	69